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                                                                       Exhibit 5


June 2, 1997


WPI Group, Inc.
1155 Elm Street
Manchester, NH 03101


Ladies and Gentlemen:

     You have requested my opinion as to certain matters concerning shares of WPI Group, Inc. common stock with respect to which you are filing a Registration Statement on Form S-8 with the Securities and Exchange Commission ("Registration Statement"). The aforesaid shares are to be issued pursuant to the WPI Group, Inc. Employee Stock Purchase Plan and Bonus Award Plan ("Plans") and pursuant to vote of the Board of Directors dated February 12, 1997. Such shares will either be issued by WPI Group, Inc. from unauthorized but unissued shares or will be purchased by WPI Group, Inc. from issued and outstanding shares and reissued to plan participants ("Shares"). The Plans are each included as Exhibit 99 to the Registration Statement.

     I have examined such corporate documents and made such investigation of matters of fact in law as I deemed necessary to the rendition of this opinion. I have assumed that there will be no material changes in the documents examined and the matters investigated and that there will be unauthorized but unissued shares available for issue in sufficient amounts at the time that any Shares are issued. Based upon such examinations and investigations, and upon those assumptions, I am of the opinion that the Shares, when issued in accordance with the Plans, will be duly authorized, legally issued, fully paid and non-assessable.

     I consent to the filing of this letter as an exhibit to the Registration Statement and to all references to me in the Registration Statement.


                                             Very truly yours,

                                             /s/Michael B. Tule
                                             Michael B. Tule
                                             Vice President, General Counsel
                                             and Secretary


MBT/lmr